Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Third Quarter 2020 Net Income of $7.2 Million, $0.25 Diluted Earnings Per Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $7.2 million, or $0.25 per diluted common share, for the third quarter of 2020, compared to net income of $7.6 million, or $0.26 per diluted common share, for the second quarter of 2020, and net income of $7.8 million, or $0.27 per diluted common share, for the third quarter of 2019.

“The third quarter marked the unveiling of our long awaited new corporate headquarters, and we could not be more excited to complete our relocation to this unconventional space in the heart of our market area,” commented Chairman, Chief Executive Officer, and President, Jerry Baack. “Not only does our new headquarters create an opportunity for us to safely return to the office, the campus-like atmosphere complements our unique culture. Our third quarter results remained strong, demonstrating our ability to adjust quickly to this historically low interest rate environment and other operating challenges introduced by the pandemic. We remain diligent in the monitoring of our loan portfolio and given the uncertainty of the credit outlook and the current economic environment, we continued to build reserves in the third quarter. The duration of this challenging operating environment is unknown, but we believe our incredibly deep and talented team is ready and capable of handling any challenges that come our way.”

Third Quarter 2020 Financial Results

		Diluted	Nonperforming	Adjusted	Tangible common equity
ROA	ROE	earnings per share	assets to total assets	efficiency ratio (1)	to tangible assets (1)
1.05%	10.84%	$0.25	0.02%	41.7%	9.46%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

●	Annualized pre-provision net revenue return on average assets, a non-GAAP financial measure, was 1.94% for the third quarter of 2020, compared to 2.00% for the second quarter of 2020.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 41.7% for the third quarter of 2020, compared to 40.4% for the second quarter of 2020.

●	Cost of total deposits declined 12 basis points to 0.87% in the third quarter of 2020, compared to 0.99% in the second quarter of 2020.
●	Loans increased $65.5 million, or 11.9% on an annualized basis, to $2.26 billion at September 30, 2020, compared to June 30, 2020.

●	Deposits increased $31.0 million, or 5.5% on an annualized basis, to $2.27 billion at September 30, 2020, compared to June 30, 2020.
●	Annualized net loan charge-offs (recoveries) as a percent of average loans were 0.00% for the third quarter of 2020, compared to (0.01)% for the second quarter of 2020.

●	A loan loss provision of $3.8 million was recorded for the third quarter of 2020, primarily due to increased allocations for economic factors associated with the COVID-19 pandemic. The allowance for loan losses to total loans was 1.39% at September 30, 2020, compared to 1.26% at June 30, 2020. The allowance for loan losses to total loans, excluding $181.6 million of Paycheck Protection Program (PPP) loans, was 1.51% at September 30, 2020, compared to 1.37% at June 30, 2020.

●	75 loan modifications totaling $113.7 million, or 38.8% of total loan modifications, returned to regular payment status during the third quarter of 2020. Loan modification balances as a percent of totals loans, excluding PPP loans, decreased from 14.6% at the end of the second quarter of 2020 to 9.2% at the end of the third quarter of 2020.

Year-Over-Year Highlights

●	Diluted earnings per common share for the third quarter of 2020 were $0.25, compared to $0.27 for the third quarter of 2019.

●	Cost of total deposits declined 55 basis points to 0.87% in the third quarter of 2020, compared to 1.42% in the third quarter of 2019.

●	Tangible book value per share, a non-GAAP financial measure, increased 13.0%, or $1.05, to $9.13 at September 30, 2020, compared to $8.08 at September 30, 2019.

●	Gross loans increased $413.0 million at September 30, 2020, or 22.4%, compared to September 30, 2019. Year-over-year loan growth was $231.4 million, or 12.5%, excluding $181.6 million of PPP loans.

●	Deposits increased $470.8 million at September 30, 2020, or 26.1%, compared to September 30, 2019. Year-over-year growth consisted of $284.1 million in organic deposits, excluding an estimated $30.0 million in growth attributable to remaining PPP loan funds.

●	The ratio of nonperforming assets to total assets was 0.02% at September 30, 2020, compared to 0.04% at September 30, 2019.

Year-To-Date Highlights

●	Diluted earnings per common share for the nine months ended September 30, 2020 were $0.76, compared to $0.76 for the nine months ended September 30, 2019.

●	Year-to-date pre-provision net revenue, a non-GAAP financial measure, was $38.4 million for the nine months ended September 30, 2020, an increase of 19.8%, compared to $32.1 million for the nine months ended September 30, 2019. Year-to-date annualized pre-provision net revenue return on average assets, a non-GAAP financial measure, was 2.01% for the nine months ended September 30, 2020, compared to 2.06% for the nine months ended September 30, 2019.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 42.0% for the nine months ended September 30, 2020, compared to 42.9% for the nine months ended September 30, 2019.

●	Year-to-date annualized loan growth for 2020, excluding PPP loans, was 11.6% as of September 30, 2020.

●	Year-to-date annualized organic deposit growth for 2020, excluding brokered deposits and remaining PPP loan funds, was 21.1% as of September 30, 2020.

Recent Developments

The outbreak of the novel coronavirus, or COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has continued to create uncertainty and extraordinary change for the Company, its clients, its communities and the country as a whole. In response to this pandemic, the Company rapidly deployed its business continuity plan and continues to take steps to protect the health and safety of its employees and clients. During the third quarter of 2020, the Company began returning employees to the office pursuant to new health and safety procedures, including increasing physical space between employees, using face coverings, alternating schedules for employees in the workspace and requiring employees with COVID-19 symptoms or exposure to quarantine away from the office. Given the fluidity of the situation, management cannot estimate the duration and full impact of the COVID-19 pandemic on the economy, financial markets and the Company’s financial condition and results of operations. At this point, management does not expect that the Company’s financial results in future quarters will track with the Company’s historical performance.

During the third quarter of 2020, the Company opened its newly constructed office complex in St. Louis Park, Minnesota. The Company relocated its headquarters from Bloomington, Minnesota and relocated its current branch location in St. Louis Park to the new office complex. Management expects that occupancy and equipment expense will increase in future periods related to the operations and depreciation of the building.

The Company participated in the Small Business Administration’s (SBA) PPP, which stemmed from the Coronavirus Aid, Relief and Economic Security, or CARES, Act that was signed into law on March 27, 2020. As of September 30, 2020, PPP principal loan balances totaled $181.6 million, compared to $180.2 million at June 30, 2020. In the third quarter of 2020, the Company began to shift its efforts to principal forgiveness processing; however, there was no forgiveness granted to any borrowers during the third quarter of 2020.

The Company continues to monitor the loan portfolio, working with clients to provide relief when appropriate. The Company has developed programs for clients who are experiencing business and personal disruptions due to the COVID-19 pandemic by providing loan payment deferrals and interest-only modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic will not be considered troubled debt restructurings. New modification activity has been limited in the third quarter of 2020.

The following table presents a rollforward of loan modification activity, by modification type, from June 30, 2020 to September 30, 2020:

	Interest-Only	Payment Deferral	Total
Principal Balance - June 30, 2020	$175,307	$117,703	$293,010
Modification Expired	(45,392)	(90,108)	(135,500)
Second Modification Granted	18,909	2,909	21,818
New Modifications	10,502	—	10,502
Net Principal Advances (Payments)	1,559	(8)	1,551
Principal Balance - September 30, 2020	$160,885	$30,496	$191,381

The following table presents a summary of active loan modifications, by loan segment and modification type, at September 30, 2020:

	Interest-Only		Payment Deferral		Total
	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans
Commercial	$11,705	21	$414	2	$12,119	23
Construction and Land Development	—	—	—	—	—	—
Real Estate Mortgage:
1 - 4 Family Mortgage	5,589	10	—	—	5,589	10
Multifamily	42,273	6	—	—	42,273	6
CRE Owner Occupied	1,646	4	1,502	3	3,148	7
CRE Nonowner Occupied	99,672	35	28,580	6	128,252	41
Consumer and Other	—	—	—	—	—	—
Totals	$160,885	76	$30,496	11	$191,381	87

Modifications have been granted on a case-by-case basis based on the specific needs and circumstances affecting each borrower. Interest-only modifications have been primarily granted for three to six month periods, but range up to twelve months. Payment deferral modifications have been granted for three to six month periods. The Company has 52 modified loans totaling $99.8 million set to expire in October 2020. As of October 22, 2020, based on lender and client surveys, the Company estimates that $73.6 million will return to regular payment status, bringing loan modification balances as a percent of total loans, excluding PPP loans, to 5.6%.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Per Common Share Data
Basic Earnings Per Share	$0.25	$0.26	$0.27	$0.77	$0.77
Diluted Earnings Per Share	0.25	0.26	0.27	0.76	0.76
Book Value Per Share	9.25	8.92	8.20	9.25	8.20
Tangible Book Value Per Share (1)	9.13	8.80	8.08	9.13	8.08
Basic Weighted Average Shares Outstanding	28,683,855	28,676,441	28,820,144	28,717,142	29,535,589
Diluted Weighted Average Shares Outstanding	29,174,601	29,165,157	29,497,961	29,300,763	30,181,556
Shares Outstanding at Period End	28,710,775	28,837,560	28,781,162	28,710,775	28,781,162

Selected Performance Ratios
Return on Average Assets (Annualized)	1.05%	1.17%	1.43%	1.16%	1.46%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	1.94	2.00	2.08	2.01	2.06
Return on Average Common Equity (Annualized)	10.84	11.98	13.31	11.57	13.27
Return on Average Tangible Common Equity (Annualized) (1)	10.98	12.14	13.52	11.73	13.49
Yield on Interest Earning Assets	4.30	4.45	4.98	4.53	5.01
Yield on Total Loans, Gross	4.73	4.85	5.32	4.91	5.31
Cost of Interest Bearing Liabilities	1.50	1.58	2.04	1.63	2.06
Cost of Total Deposits	0.87	0.99	1.42	1.03	1.44
Net Interest Margin (2)	3.28	3.38	3.56	3.41	3.57
Efficiency Ratio (1)	42.3	48.6	45.6	45.1	46.6
Adjusted Efficiency Ratio (1)	41.7	40.4	42.9	42.0	42.9
Noninterest Expense to Average Assets (Annualized)	1.42	1.64	1.66	1.58	1.70
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.40	1.37	1.56	1.47	1.56
Loan to Deposit Ratio	99.4	97.8	102.4
Core Deposits to Total Deposits	77.1	75.7	79.9
Tangible Common Equity to Tangible Assets (1)	9.46	9.23	10.43

Capital Ratios (Bank Only) (3)
Tier 1 Leverage Ratio	11.24%	11.36%	10.88%
Tier 1 Risk-based Capital Ratio	12.60	12.96	11.61
Total Risk-based Capital Ratio	13.85	14.21	12.44

Capital Ratios (Consolidated) (3)
Tier 1 Leverage Ratio	9.83%	9.94%	10.53%
Tier 1 Risk-based Capital Ratio	11.03	11.39	11.26
Total Risk-based Capital Ratio	15.45	15.99	13.31

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2020	2020	2020	2019	2019
Selected Balance Sheet Data
Total Assets	$2,774,564	$2,754,463	$2,418,730	$2,268,830	$2,232,339
Total Loans, Gross	2,259,228	2,193,778	2,002,817	1,912,038	1,846,218
Allowance for Loan Losses	31,381	27,633	24,585	22,526	22,124
Goodwill and Other Intangibles	3,344	3,391	3,439	3,487	3,535

Deposits	2,273,044	2,242,051	1,900,127	1,823,310	1,802,236
Tangible Common Equity (1)	262,088	253,799	244,704	241,307	232,524
Total Shareholders' Equity	265,432	257,190	248,143	244,794	236,059
Average Total Assets - Quarter-to-Date	2,711,755	2,622,272	2,317,040	2,221,370	2,168,909
Average Common Equity - Quarter-to-Date	263,195	255,109	250,800	240,188	232,590

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Selected Income Statement Data
Interest Income	$28,493	$28,166	$26,572	$84,127	$76,359
Interest Expense	6,814	6,824	7,637	21,004	22,155
Net Interest Income	21,679	21,342	18,935	63,123	54,204
Provision for Loan Losses	3,750	3,000	900	8,850	2,100
Net Interest Income after Provision for Loan Losses	17,929	18,342	18,035	54,273	52,104
Noninterest Income	1,157	1,977	946	4,853	2,714
Noninterest Expense	9,672	10,711	9,084	30,129	26,443
Income Before Income Taxes	9,414	9,608	9,897	28,997	28,375
Provision for Income Taxes	2,240	2,010	2,092	6,782	5,543
Net Income	$7,174	$7,598	$7,805	$22,215	$22,832

Income Statement

Net Interest Income

Net interest income was $21.7 million for the third quarter of 2020, an increase of $337,000, or 1.6%, from $21.3 million in the second quarter of 2020, and an increase of $2.7 million, or 14.5%, from $18.9 million in the third quarter of 2019. The linked-quarter increase in net interest income was primarily due to growth in average interest earning assets and lower rates paid on deposits, offset partially by lower rates on interest earning assets. The year-over-year increase in net interest income was largely attributed to growth in average interest earning assets, which increased by $521.0 million, or 24.4%, to $2.66 billion for the third quarter of 2020, from $2.13 billion for the third quarter of 2019. This increase in average interest earning assets was primarily due to continued organic growth in the loan portfolio and most recently, the funding of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the third quarter of 2020 was 3.28%, a 10 basis point decrease from 3.38% in the second quarter of 2020, and a 28 basis point decrease from 3.56% in the third quarter of 2019.

While the Company is encouraged by the continued reduction in the cost of interest bearing liabilities during the third quarter of 2020, the linked-quarter decrease in net interest margin was primarily attributed to the historically low and flat yield curve weighing on earning asset yields. Furthermore, the Company’s participation in the PPP generated strong loan origination volume during the second quarter of 2020; however, the interest rate of 1.00% earned on these loans is significantly lower than the aggregate loan yield, thus impacting the net interest margin during the quarter. It is worth noting that the core net interest margin, excluding PPP loans and corresponding deposit balances, was 3.33% for the third quarter of 2020. The year-over-year decline in net interest margin largely followed the same themes as the quarter. Despite a significant reduction in interest bearing deposit costs over the year, the historically low interest rate environment coupled with a more liquid balance sheet mix pressured earning asset yields lower and ultimately continued to compress the net interest margin.

Interest income was $28.5 million for the third quarter of 2020, an increase of $327,000, or 1.2%, from $28.2 million in the second quarter of 2020, and an increase of $1.9 million, or 7.2%, from $26.6 million in the third quarter of 2019. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.30% in the third quarter of 2020, compared to 4.45% in the second quarter of 2020, and 4.98% in the third quarter of 2019. The linked-quarter decrease in the yield on interest earning assets was due primarily to lower market rates resulting in lower loan and security yields. The year-over-year decrease in the yield on interest earning assets was due to the falling interest rate environment resulting in lower loan and security yields, the impact of PPP loans originated at a meaningfully lower rate than the aggregate loan portfolio yield, and an increase in cash balances held by the Company due to the uncertain impacts of the COVID-19 pandemic.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.93% in the third quarter of 2020, which was 8 basis points lower than 5.01% in the second quarter of 2020, and 39 basis points lower than 5.32% in the third quarter of 2019. While loan fees have maintained a stable contribution to the aggregate loan yield, the historically low and flat yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest	4.69%	4.76%	4.90%	5.00%	5.07%
Fees	0.24	0.25	0.27	0.33	0.25
Yield on Loans, Excluding PPP Loans	4.93%	5.01%	5.17%	5.33%	5.32%

Interest expense was $6.8 million for the third quarter of 2020, a decrease of $10,000, or 0.1%, from $6.8 million in the second quarter of 2020, and a decrease of $823,000, or 10.8%, from $7.6 million in the third quarter of 2019. The cost of interest bearing liabilities declined 8 basis points on a linked-quarter basis from 1.58% in the second quarter of 2020 to 1.50% in the third quarter of 2020, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 54 basis points from 2.04% in the third quarter of 2019 to 1.50% in the third quarter of 2020.

Interest expense on deposits was $4.8 million for the third quarter of 2020, a decrease of $330,000, or 6.4%, from $5.2 million in the second quarter of 2020, and a decrease of $1.4 million, or 22.0%, from $6.2 million in the third quarter of 2019. The average cost of total deposits declined 12 basis points on a linked-quarter basis from 0.99% in the second quarter of 2020, and declined 55 basis points on a year-over-year basis from 1.42% in the third quarter of 2019, to 0.87% in the third quarter of 2020, primarily due to deposit rate cuts consistent with a lower rate environment and the repricing of time deposits.

Given strong deposit growth and ample time deposit maturities over the next 12 months, the Company anticipates meaningful deposit repricing opportunities in future quarters.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019 is as follows:

	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$101,787	$42	0.16%	$109,073	$37	0.14%	$73,970	$346	1.86%
Investment Securities:
Taxable Investment Securities	256,808	1,389	2.15	203,559	1,304	2.58	151,319	1,095	2.87
Tax-Exempt Investment Securities (1)	82,579	900	4.33	91,793	996	4.37	95,575	1,031	4.28
Total Investment Securities	339,387	2,289	2.68	295,352	2,300	3.13	246,894	2,126	3.42
Paycheck Protection Program Loans (2)	181,397	1,173	2.57	139,235	873	2.52	—	—	—
Loans (1)(2)	2,025,410	25,081	4.93	2,013,163	25,070	5.01	1,805,920	24,220	5.32
Total Loans	2,206,807	26,254	4.73	2,152,398	25,943	4.85	1,805,920	24,220	5.32
Federal Home Loan Bank Stock	7,901	127	6.38	10,469	125	4.81	8,111	96	4.72
Total Interest Earning Assets	2,655,882	28,712	4.30%	2,567,292	28,405	4.45%	2,134,895	26,788	4.98%
Noninterest Earning Assets	55,873			54,980			34,014
Total Assets	$2,711,755			$2,622,272			$2,168,909
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	306,162	400	0.52%	272,565	377	0.56%	250,667	511	0.81%
Savings and Money Market Deposits	501,246	1,106	0.88	521,313	1,327	1.02	453,340	2,080	1.82
Time Deposits	369,975	1,899	2.04	388,357	2,122	2.20	359,329	2,229	2.46
Brokered Deposits	419,744	1,435	1.36	319,711	1,344	1.69	242,600	1,389	2.27
Total Interest Bearing Deposits	1,597,127	4,840	1.21	1,501,946	5,170	1.38	1,305,936	6,209	1.89
Federal Funds Purchased	152	—	0.33	9	—	0.72	—	—	—
Notes Payable	11,500	108	3.74	12,000	111	3.72	13,500	127	3.73
FHLB Advances	129,457	748	2.30	193,819	1,064	2.21	143,690	908	2.51
Subordinated Debentures	73,649	1,118	6.04	31,228	479	6.17	24,699	393	6.31
Total Interest Bearing Liabilities	1,811,885	6,814	1.50%	1,739,002	6,824	1.58%	1,487,825	7,637	2.04%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	615,214			603,456			434,021
Other Noninterest Bearing Liabilities	21,461			24,705			14,473
Total Noninterest Bearing Liabilities	636,675			628,161			448,494
Shareholders' Equity	263,195			255,109			232,590
Total Liabilities and Shareholders' Equity	$2,711,755			$2,622,272			$2,168,909
Net Interest Income / Interest Rate Spread		21,898	2.80%		21,581	2.87%		19,151	2.94%
Net Interest Margin (3)			3.28%			3.38%			3.56%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(219)			(239)			(216)
Net Interest Income		$21,679			$21,342			$18,935

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $3.8 million for the third quarter of 2020, an increase of $750,000 from $3.0 million for the second quarter of 2020, and an increase of $2.9 million from $900,000 for the third quarter of 2019. The allowance for loan losses to total loans was 1.39% at September 30, 2020, compared to 1.26% at June 30, 2020, and 1.20% at September 30, 2019. The allowance for loan losses to total loans, excluding $181.6 million of PPP loans, was 1.51% at September 30, 2020. The continued reserve build in the third quarter of 2020 was primarily attributable to growth of the loan portfolio, economic uncertainties and evolving risks driven by the impact of the COVID-19 pandemic.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Balance at Beginning of Period	$27,633	$24,585	$21,362	$22,526	$20,031
Provision for Loan Losses	3,750	3,000	900	8,850	2,100
Charge-offs	(6)	(1)	(144)	(54)	(183)
Recoveries	4	49	6	59	176
Balance at End of Period	$31,381	$27,633	$22,124	$31,381	$22,124

Noninterest Income

Noninterest income was $1.2 million for the third quarter of 2020, a decrease of $820,000 from $2.0 million for the second quarter of 2020, and an increase of $211,000 from $946,000 for the third quarter of 2019. The linked-quarter decrease was primarily due to decreased gains on sales of securities, offset partially by increased letter of credit fees and customer service fees. The year-over-year increase was primarily due to increased letter of credit fees.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Income:
Customer Service Fees	$200	$135	$184	$575	$564
Net Gain on Sales of Securities	109	1,361	58	1,473	516
Net Gain on Sales of Foreclosed Assets	—	—	69	—	69
Letter of Credit Fees	487	265	331	1,026	790
Debit Card Interchange Fees	119	99	116	310	313
Swap Fees	—	—	—	907	—
Other Income	242	117	188	562	462
Totals	$1,157	$1,977	$946	$4,853	$2,714

Noninterest Expense

Noninterest expense was $9.7 million for the third quarter of 2020, a decrease of $1.0 million from $10.7 million for the second quarter of 2020, and an increase of $588,000 from $9.1 million for the third quarter of 2019. The linked-quarter decrease was primarily due to $1.4 million of FHLB advance prepayment fees incurred in the second quarter of 2020, as well as lower amortization of tax credit investments. The decrease was partially offset by increased salaries and employee benefits and occupancy and equipment expenses related to the new corporate headquarters. The year-over-year increase was attributed to increased salaries and employee benefits and FDIC insurance assessment, offset partially by decreased marketing and advertising and amortization of tax credit investments.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Expense:
Salaries and Employee Benefits	$6,550	$6,348	$5,915	$19,352	$15,841
Occupancy and Equipment	894	672	761	2,279	2,202
FDIC Insurance Assessment	160	168	—	518	570
Data Processing	267	238	182	734	486
Professional and Consulting Fees	492	423	414	1,400	1,253
Information Technology and Telecommunications	385	326	233	977	677
Marketing and Advertising	94	85	339	645	1,208
Intangible Asset Amortization	48	47	48	143	143
Amortization of Tax Credit Investments	145	362	530	592	2,097
FHLB Advance Prepayment Fees	—	1,430	—	1,430	—
Other Expense	637	612	662	2,059	1,966
Totals	$9,672	$10,711	$9,084	$30,129	$26,443

The Company had 180 full-time equivalent employees at September 30, 2020, compared to 173 employees at June 30, 2020, and 158 employees at September 30, 2019. Despite the uncertainty surrounding the COVID-19 pandemic, the Company continues to attract strategic hires in lending, deposit gathering, technology and risk management roles. The efficiency ratio, a non-GAAP financial measure, was 42.3% for the third quarter of 2020, compared to 48.6% for the second quarter of 2020, and 45.6% for the third quarter of 2019. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 41.7% for the third quarter of 2020, 40.4% for the second quarter of 2020 and 42.9% for the third quarter of 2019. The efficiencies of the Company’s “branch-light” model have been evident throughout the pandemic, and going forward, have positioned the Company well to continue making investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the third quarter of 2020 was 23.8%, an increase from 20.9% for the second quarter of 2020 and an increase from 21.1% for the third quarter of 2019. The effective combined federal and state income tax rate for the nine months ended September 30, 2020 was 23.4%.

Balance Sheet

Total assets at September 30, 2020 were $2.77 billion, a 0.7% increase from $2.75 billion at June 30, 2020, and a 24.3% increase from $2.23 billion at September 30, 2019. While the linked-quarter increase was nominal, restored organic loan growth and purchases of investment securities deployed excess liquidity build from the previous quarter. The year-over-year increase in total assets was primarily due to organic loan growth, PPP loan growth and purchases of investment securities.

Total gross loans at September 30, 2020 were $2.26 billion, an increase of $65.5 million, or 3.0%, over total gross loans of $2.19 billion at June 30, 2020, and an increase of $413.0 million, or 22.4%, over total gross loans of $1.85 billion at September 30, 2019. Year-to-date annualized loan growth, excluding $181.6 million of PPP loans, was 11.6% as of September 30, 2020.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(dollars in thousands)
Commercial	$287,254	$302,536	$299,425	$276,035	$291,723
Paycheck Protection Program	181,596	180,228	—	—	—
Construction and Land Development	175,882	191,768	183,350	196,776	216,054
Real Estate Mortgage:
1 - 4 Family Mortgage	286,089	289,456	272,590	260,611	254,782
Multifamily	585,814	522,491	536,380	515,014	456,257
CRE Owner Occupied	75,963	73,539	75,207	66,584	71,209
CRE Nonowner Occupied	660,058	627,651	631,541	592,545	551,992
Total Real Estate Mortgage Loans	1,607,924	1,513,137	1,515,718	1,434,754	1,334,240
Consumer and Other	6,572	6,109	4,324	4,473	4,201
Total Loans, Gross	2,259,228	2,193,778	2,002,817	1,912,038	1,846,218
Allowance for Loan Losses	(31,381)	(27,633)	(24,585)	(22,526)	(22,124)
Net Deferred Loan Fees	(10,367)	(10,287)	(5,336)	(5,512)	(5,788)
Total Loans, Net	$2,217,480	$2,155,858	$1,972,896	$1,884,000	$1,818,306

Total deposits at September 30, 2020 were $2.27 billion, an increase of $31.0 million, or 1.4%, over total deposits of $2.24 billion at June 30, 2020, and an increase of $470.8 million, or 26.1%, over total deposits of $1.80 billion at September 30, 2019. Deposit growth in the third quarter of 2020 was primarily due to an increase in noninterest bearing and interest bearing transaction deposits, offset partially by a decline in savings and money market and time deposits. The growth in noninterest bearing and interest bearing transaction deposits is a result of both successful new client acquisition initiatives and pandemic-related accumulation of liquidity by existing clients. Given the fluid environment, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$685,773	$648,869	$476,217	$447,509	$478,493
Interest Bearing Transaction Deposits	322,253	285,386	255,483	264,627	243,889
Savings and Money Market Deposits	498,397	516,543	514,113	516,785	470,518
Time Deposits	363,897	382,187	393,340	360,027	363,308
Brokered Deposits	402,724	409,066	260,974	234,362	246,028
Total Deposits	$2,273,044	$2,242,051	$1,900,127	$1,823,310	$1,802,236

Total shareholders’ equity at September 30, 2020 was $265.4 million, an increase of $8.2 million, or 3.2%, over total shareholders’ equity of $257.2 million at June 30, 2020, and an increase of $29.4 million, or 12.4%, over total shareholders’ equity of $236.1 million at September 30, 2019. The linked-quarter increase was due to net income retained and an increase in unrealized gains in the securities portfolio, partially offset by stock repurchases made under the Company’s stock repurchase program. The year-over-year increase was due to net income retained, partially offset by stock repurchases made in the first and third quarters of 2020 under the Company’s stock repurchase program.

Strong earnings and capital growth coupled with better asset quality visibility as loan modifications expired, supported management’s decision to resume repurchases under the Company’s stock buyback program late in the third quarter of 2020. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock buyback program in this fluid economic environment. During the third quarter of 2020, the Company repurchased 137,984 shares of its common stock. Shares were repurchased at a weighted average price of $9.39 for a total of $1.3 million.

Tangible book value per share, a non-GAAP financial measure, was $9.13 as of September 30, 2020, an increase of 3.7% from $8.80 as of June 30, 2020, and an increase of 13.0% from $8.08 as of September 30, 2019.

Asset Quality

The Company has not yet witnessed direct impacts of the COVID-19 pandemic in the Company’s asset quality metrics; however, management believes that the economic uncertainty that exists may begin to negatively impact the portfolio in future quarters. Annualized net charge-offs (recoveries) as a percent of average loans for the third quarter of 2020 were 0.00%, compared to (0.01)% for the second quarter of 2020, and 0.03% for the third quarter of 2019. At September 30, 2020, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $433,000, or 0.02% of total assets, as compared to $602,000, or 0.02% of total assets at June 30, 2020, and $828,000 or 0.04% of total assets at September 30, 2019.

The Company has increased oversight and analysis of all segments within the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. With the change in economic conditions and the uncertain duration of the COVID-19 pandemic, the Company’s portfolio is expected to be negatively impacted and management anticipates that delinquencies and charge-offs could rise in future periods. Loans that have potential weaknesses that warrant a watchlist risk rating at September 30, 2020, were $50.9 million, compared to $45.7 million at June 30, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic contraction may result in further watchlist or adverse classifications in the loan portfolio. Loans that warrant a substandard risk rating at September 30, 2020 were $16.1 million, compared to $3.7 million at June 30, 2020.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	September 30,	June 30	March 31	December 31,	September 30,
(dollars in thousands)	2020	2020	2020	2019	2019
Selected Asset Quality Data
Loans 30-89 Days Past Due	$458	$153	$21	$403	$—
Loans 30-89 Days Past Due to Total Loans	0.02%	0.01%	0.00%	0.02%	0.00%
Nonperforming Loans	$433	$602	$606	$461	$828
Nonperforming Loans to Total Loans	0.02%	0.03%	0.03%	0.02%	0.04%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.02%	0.03%	0.03%	0.02%	0.04%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.02	0.03	0.03	0.02	0.04
Nonperforming Assets (1)	$433	$602	$606	$461	$828
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.03%	0.02%	0.04%
Allowance for Loan Losses to Total Loans	1.39	1.26	1.23	1.18	1.20
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.51	1.37	N/A	N/A	N/A
Allowance for Loans Losses to Nonperforming Loans	7,247.34	4,590.20	4,056.93	4,886.33	2,671.98
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	(0.01)	0.01	0.04	0.03

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in St. Louis Park, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank has two wholly owned subsidiaries, Bridgewater Investment Management, Inc. and BWB Holdings, LLC. Bridgewater Bank currently operates through 7 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, Orono, and St. Paul, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30,	December 31,	September 30,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$91,510	$31,935	$89,619
Bank-Owned Certificates of Deposit	2,862	2,654	2,654
Securities Available for Sale, at Fair Value	373,955	289,877	263,803
Loans, Net of Allowance for Loan Losses of $31,381 at September 30, 2020 (unaudited), $22,526 at December 31, 2019 and $22,124 at September 30, 2019 (unaudited)	2,217,480	1,884,000	1,818,306
Federal Home Loan Bank (FHLB) Stock, at Cost	7,817	7,824	8,024
Premises and Equipment, Net	48,885	27,628	25,764
Accrued Interest	9,647	6,775	6,519
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	718	861	909
Other Assets	19,064	14,650	14,115
Total Assets	$2,774,564	$2,268,830	$2,232,339

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$685,773	$447,509	$478,493
Interest Bearing	1,587,271	1,375,801	1,323,743
Total Deposits	2,273,044	1,823,310	1,802,236
Notes Payable	11,500	13,000	13,500
FHLB Advances	127,500	136,500	141,500
Subordinated Debentures, Net of Issuance Costs	73,665	24,733	24,707
Accrued Interest Payable	2,082	1,982	1,763
Other Liabilities	21,341	24,511	12,574
Total Liabilities	2,509,132	2,024,036	1,996,280

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at September 30, 2020 (unaudited), December 31, 2019 and September 30, 2019 (unaudited)	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,710,775 at September 30, 2020 (unaudited), 28,973,572 at December 31, 2019 and 28,781,162 at September 30, 2019 (unaudited)	287	290	288
Additional Paid-In Capital	110,010	112,093	111,670
Retained Earnings	149,852	127,637	119,066
Accumulated Other Comprehensive Income	5,283	4,774	5,035
Total Shareholders' Equity	265,432	244,794	236,059
Total Liabilities and Equity	$2,774,564	$2,268,830	$2,232,339

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$26,224	$25,913	$24,220	$77,250	$69,720
Investment Securities	2,100	2,091	1,910	6,387	5,739
Other	169	162	442	490	900
Total Interest Income	28,493	28,166	26,572	84,127	76,359

INTEREST EXPENSE
Deposits	4,840	5,170	6,209	15,734	17,932
Notes Payable	108	111	127	334	378
FHLB Advances	748	1,064	908	2,839	2,510
Subordinated Debentures	1,118	479	393	1,990	1,163
Federal Funds Purchased	—	—	—	107	172
Total Interest Expense	6,814	6,824	7,637	21,004	22,155

NET INTEREST INCOME	21,679	21,342	18,935	63,123	54,204
Provision for Loan Losses	3,750	3,000	900	8,850	2,100

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	17,929	18,342	18,035	54,273	52,104

NONINTEREST INCOME
Customer Service Fees	200	135	184	575	564
Net Gain on Sales of Available for Sale Securities	109	1,361	58	1,473	516
Net Gain on Sales of Foreclosed Assets	—	—	69	—	69
Other Income	848	481	635	2,805	1,565
Total Noninterest Income	1,157	1,977	946	4,853	2,714

NONINTEREST EXPENSE
Salaries and Employee Benefits	6,550	6,348	5,915	19,352	15,841
Occupancy and Equipment	894	672	761	2,279	2,202
Other Expense	2,228	3,691	2,408	8,498	8,400
Total Noninterest Expense	9,672	10,711	9,084	30,129	26,443

INCOME BEFORE INCOME TAXES	9,414	9,608	9,897	28,997	28,375
Provision for Income Taxes	2,240	2,010	2,092	6,782	5,543
NET INCOME	$7,174	$7,598	$7,805	$22,215	$22,832

EARNINGS PER SHARE
Basic	$0.25	$0.26	$0.27	$0.77	$0.77
Diluted	0.25	0.26	0.27	0.76	0.76
Dividends Paid Per Share	—	—	—	—	—

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Efficiency Ratio
Noninterest Expense	$9,672	$10,711	$9,084	$30,129	$26,443
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$9,624	$10,664	$9,036	$29,986	$26,300
Net Interest Income	21,679	21,342	18,935	63,123	54,204
Noninterest Income	1,157	1,977	946	4,853	2,714
Less: Gain on Sales of Securities	(109)	(1,361)	(58)	(1,473)	(516)
Adjusted Operating Revenue	$22,727	$21,958	$19,823	$66,503	$56,402
Efficiency Ratio	42.3%	48.6%	45.6%	45.1%	46.6%

Adjusted Efficiency Ratio
Noninterest Expense	$9,672	$10,711	$9,084	$30,129	$26,443
Less: Amortization of Tax Credit Investments	(145)	(362)	(530)	(592)	(2,097)
Less: FHLB Advance Prepayment Fees	—	(1,430)	—	(1,430)	—
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$9,479	$8,872	$8,506	$27,964	$24,203
Net Interest Income	21,679	21,342	18,935	63,123	54,204
Noninterest Income	1,157	1,977	946	4,853	2,714
Less: Gain on Sales of Securities	(109)	(1,361)	(58)	(1,473)	(516)
Adjusted Operating Revenue	$22,727	$21,958	$19,823	$66,503	$56,402
Adjusted Efficiency Ratio	41.7%	40.4%	42.9%	42.0%	42.9%

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Pre-Provision Net Revenue
Noninterest Income	$1,157	$1,977	$946	$4,853	$2,714
Less: Gain on sales of Securities	(109)	(1,361)	(58)	(1,473)	(516)
Total Operating Noninterest Income	1,048	616	888	3,380	2,198
Plus: Net Interest income	21,679	21,342	18,935	63,123	54,204
Net Operating Revenue	$22,727	$21,958	$19,823	$66,503	$56,402

Noninterest Expense	$9,672	$10,711	$9,084	$30,129	$26,443
Less: Amortization of Tax Credit Investments	(145)	(362)	(530)	(592)	(2,097)
Less: FHLB Advance Prepayment Fees	—	(1,430)	—	(1,430)	—
Total Operating Noninterest Expense	$9,527	$8,919	$8,554	$28,107	$24,346

Pre-Provision Net Revenue	$13,200	$13,039	$11,269	$38,396	$32,056

Plus:
Non-Operating Revenue Adjustments	109	1,361	58	1,473	516
Less:
Provision for Loan Losses	3,750	3,000	900	8,850	2,100
Non-Operating Expense Adjustments	145	1,792	530	2,022	2,097
Provision for Income Taxes	2,240	2,010	2,092	6,782	5,543
Net Income	$7,174	$7,598	$7,805	$22,215	$22,832

Average Assets	$2,711,755	$2,622,272	$2,168,909	$2,550,945	$2,083,837
Pre-Provision Net Revenue Return on Average Assets	1.94%	2.00%	2.08%	2.01%	2.06%

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$265,432	$257,190	$236,059
Less: Intangible Assets	(3,344)	(3,391)	(3,535)
Tangible Common Equity	$262,088	$253,799	$232,524

Total Assets	$2,774,564	$2,754,463	$2,232,339
Less: Intangible Assets	(3,344)	(3,391)	(3,535)
Tangible Assets	$2,771,220	$2,751,072	$2,228,804
Tangible Common Equity/Tangible Assets	9.46%	9.23%	10.43%

Tangible Book Value Per Share
Book Value Per Common Share	$9.25	$8.92	$8.20
Less: Effects of Intangible Assets	(0.12)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$9.13	$8.80	$8.08

Average Tangible Common Equity
Average Common Equity	$263,195	$255,109	$232,590	$256,393	$229,961
Less: Effects of Average Intangible Assets	(3,371)	(3,419)	(3,558)	(3,418)	(3,605)
Average Tangible Common Equity	$259,824	$251,690	$229,032	$252,975	$226,356

Bridgewater Bancshares, Inc. and Subsidiaries

Analysis of Average Balances, Yields and Rates (year-to-date)

(dollars in thousands, except per share data) (Unaudited)

	For the Nine Months Ended
	September 30, 2020			September 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$80,186	$138	0.23%	$46,158	$604	1.75%
Investment Securities:
Taxable Investment Securities	216,332	4,080	2.52	143,583	3,126	2.91
Tax-Exempt Investment Securities (1)	89,674	2,920	4.35	103,032	3,307	4.29
Total Investment Securities	306,006	7,000	3.06	246,615	6,433	3.49
Paycheck Protection Program Loans (2)	107,541	2,046	2.54	—	—	—
Loans (1)(2)	1,997,553	75,301	5.04	1,756,855	69,720	5.31
Total Loans	2,105,094	77,347	4.91	1,756,855	69,720	5.31
Federal Home Loan Bank Stock	9,541	352	4.93	7,906	296	5.00
Total Interest Earning Assets	2,500,827	84,837	4.53%	2,057,534	77,053	5.01%
Noninterest Earning Assets	50,118			26,303
Total Assets	$2,550,945			$2,083,837
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	275,303	1,207	0.58%	211,784	1,130	0.71%
Savings and Money Market Deposits	518,648	4,338	1.12	433,430	5,784	1.78
Time Deposits	378,133	6,199	2.19	347,731	6,230	2.40
Brokered Deposits	319,615	3,990	1.67	266,976	4,788	2.40
Total Interest Bearing Deposits	1,491,699	15,734	1.41	1,259,921	17,932	1.90
Federal Funds Purchased	8,302	107	1.73	8,923	172	2.58
Notes Payable	12,000	334	3.72	14,000	378	3.61
FHLB Advances	165,088	2,839	2.30	133,097	2,510	2.52
Subordinated Debentures	43,318	1,990	6.14	24,673	1,163	6.30
Total Interest Bearing Liabilities	1,720,407	21,004	1.63%	1,440,614	22,155	2.06%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	554,513			401,973
Other Noninterest Bearing Liabilities	19,632			11,289
Total Noninterest Bearing Liabilities	574,145			413,262
Shareholders' Equity	256,393			229,961
Total Liabilities and Shareholders' Equity	$2,550,945			$2,083,837
Net Interest Income / Interest Rate Spread		63,833	2.90%		54,898	2.95%
Net Interest Margin (3)			3.41%			3.57%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(710)			(694)
Net Interest Income		$63,123			$54,204

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.